Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL

Date:	[ ], 2010
To:	[Insert name of withdrawing eligible employee]
From:	[Insert name], [Insert title]
Subject:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your notice of withdrawal.  If the notice of withdrawal was properly executed and completed, meaning that you have withdrawn all or some of the eligible options (as indicated on the notice of withdrawal) previously surrendered for exchange under the Exchange Offer, then for those eligible options which you properly withdrew, you will not receive any new stock options and you will retain your eligible options previously surrendered for exchange according to their existing terms.

Once we accept your notice of withdrawal, you may still elect to surrender any previously withdrawn eligible options by properly completing and executing a paper election form before the expiration deadline of 9:00 p.m., Pacific Time, on June 18, 2010 (or such later date as may apply if the Exchange Offer is extended).

If you have any questions, please contact Ronald Rowan, Chief Financial Officer and Treasurer by email at RRowan@MonarchCasino.com.